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
---------------                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                    ---------------------------
    FORM 4                                     Washington, D.C. 20549                                            OMB APPROVAL
---------------                                                                                          ---------------------------
                                                                                                         OMB Number:       3235-0287
[_] Check this box if                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                      Expires:   January 31, 2005
    no longer subject to                                                                                 Estimated average burden
    Section 16.  Form 4                                                                                  hours per response      0.5
    or Form 5 obligations
    may continue. See
    Instruction 1(b)

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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  (Print or Type Responses)
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1. Name and Address of Reporting Person*


   Pence                    Dennis                  C.
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        (Last)               (First)              (Middle)

   C/O Coldwater Creek Inc.
   One Coldwater Creek Drive
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                             (Street)

   Sandpoint,               ID                   83864
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        (City)               (State)                (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Coldwater Creek Inc. - CWTR

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3. IRS or Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   4/02

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

     X    Director                    X    10% Owner
   -----                            -----
          Officer (give title              Other (specify below)
   -----  below)                    -----

   Chairman of the Board

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7. Individual or Joint/Group Filing (check applicable line)

     X    Form filed by One Reporting Person
   -----
          Form filed by More than One Reporting Person
   -----
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                        Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security        2. Trans-      3. Transaction    4. Securities Acquired (A) or   5. Amount     6. Owner-    7. Nature
   (Instr. 3)                  action         Code              Disposed of (D)                 of            ship         of
                               Date           (Instr. 8)        (Instr. 3, 4 and 5)             Secur-        Form:        Indirect
                               (Month/     ------------------------------------------------     ities         Direct       Bene-
                               Day/Year)                                                        Bene-         (D) or       ficial
                                                                                                ficially      Indirect     Owner-
                                               Code    V        Amount  (A) or (D)  Price       Owned at      (I)          ship
                                                                                                End of        (Instr.      (Instr.
                                                                                                Month         4)           4)
                                                                                                (Inst. 3
                                                                                                and 4)
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   Common Stock                04/15/02         S               25,000      D       19.8371                     D
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   Common Stock                04/16/02         S               19,600      D       19.6306                     D
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   Common Stock                04/17/02         S                8,150      D       19.7639     2,774,404       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If this form is filed by more than one reporting person, see Instruction 4(b)(v).

                 Potential persons who are to respond to the collection of information contained in this form                 (Over)
                  are not required to respond unless the form displays a currently valid OMB control number.         SEC 1474 (3-99)
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FORM 4 (continued)             Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of           2. Conversion          3. Transaction         4. Transaction            5. Number of Derivative
   Derivative            or Exercise            Date (Month/           Code                      Securities Acquired
   Security              Price of               Day/Year)              (Instr. 8)                (A) or Disposed of (D)
   (Instr. 3)            Derivative                                                              (Instr. 3, 4, and 5)
                         Security
                                                                    ----------------------------------------------------------------
                                                                       Code     V                (A)       (D)

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6. Date Exercisable     7. Title and Amount          8. Price of           9. Number          10. Ownership          11. Nature of
   and Expiration          of Underlying                Derivative            of                  Form of                Indirect
   Date                    Securities                   Security              derivative          Derivative             Beneficial
   (Month/Day/Year)        (Instr. 3 and 4)             (Instr. 5)            Securities          Security:              Ownership
                                                                              Beneficially        Direct (D)             (Instr. 4)
                                                                              Owned at            or Indirect (I)
                                                                              End of              (Instr. 4)
                                                                              Month
                                                                              (Instr. 4)
---------------------------------------------
   Date Exer-  Expira-     Title    Amount or
   cisable     tion                 Number of
               Date                 Shares
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Explanation of Responses:

                                                                  /s/ DENNIS C. PENCE                             May 6, 2002
                                                   -------------------------------------------------         -----------------------
                                                            **Signature of Reporting Person                           Date

**     Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                Potential persons who are to respond to the collection of information contained in this form                  Page 2
                 are not required to respond unless the form displays a currently valid OMB control number.          SEC 1474 (3-99)

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